Exhibit 99.(3)

Additional Statements Required by Rule 17g-1(g)(1)

The attached chart reflects the premium allocation for the joint insured bond among the Funds that was approved by the Boards of Directors/Trustees. The premium on the joint insured bond has been paid through March 15, 2022.

FIDELITY BOND PREMIUM AMOUNT 2021

Fund Name	Identifier	Average Net Assets as of 01/31/21	Allocation	Fidelity Bond
Brookfield Real Assets Income Fund Inc.	RA	$877,898,708.59	30.07%	$4,134.00
Brookfield Global Listed Infrastructure Fund	BGL	265,580,705.89	9.10%	1,251.00
Brookfield Global Listed Real Estate Fund	BLR	670,111,397.07	22.95%	3,155.00
Brookfield Real Assets Securities Fund	RAS	47,644,201.91	1.63%	224.00
Center Coast Brookfield Midstream Focus Fund	CCC	992,893,478.19	34.00%	4,675.00
Center Coast Brookfield MLP & Energy Infrastructure Fund	CEN	65,863,993.19	2.26%	310.00
Total		$2,919,992,484.82	100.00%	$13,749.00

Note: Funds with zero assets have been omitted. Each omitted fund is part of a series for which the maximum fidelity bond is currently required and therefore their omission has no bearing on the amount of coverage required or the premium amounts.